UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 20, 2008
DELTA PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	0-16203 (Commission File Number)	84-1060803 (I.R.S. Employer Identification Number)
370 17th Street
Suite 4300
Denver, Colorado 80202
Registrant’s telephone number, including area code: (303) 293-9133
No Change
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities.
     On February 20, 2008, Delta Petroleum Corporation (“Delta,” “we,” “us,” or “our”) completed the sale of 36 million shares of our common stock to Tracinda Corporation (“Tracinda”) pursuant to a Company Stock Purchase Agreement dated December 29, 2007 between us and Tracinda (the “Tracinda Agreement”). Tracinda is a privately held Nevada corporation wholly-owned by Mr. Kirk Kerkorian. We sold the 36 million shares of our common stock at $19.00 per share for an aggregate investment by Tracinda of $684 million. We currently intend to use the net proceeds from the Tracinda transaction to pay down our existing credit facility, fund the deployment of additional rigs for accelerated drilling activities (both developmental and exploratory) and allow for increased acquisition activity. The 36 million shares sold to Tracinda represent approximately 35% of our common stock now outstanding.
     The issuance and sale of our common stock to Tracinda was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder. Tracinda is an accredited investor and represented to us that it was acquiring the shares for investment purposes. Pursuant to the Tracinda Agreement, we intend to include these shares in a prospectus supplement to our selling stockholder shelf registration statement.
     In connection with the Tracinda transaction, we entered into a Finder’s Fee Agreement with Edward Mike Davis under which we agreed to issue 263,158 shares of our common stock to Mr. Davis upon the closing of the transaction. The issuance of the common stock to Mr. Davis was made in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D promulgated thereunder. We also intend to include these shares in the prospectus supplement to our selling stockholder shelf registration statement.
     The certificates issued to both Tracinda and Mr. Davis bear restrictive legends, and stop transfer orders were issued with regard to the shares.
     A copy of the press release announcing the closing of the Tracinda transaction is filed as Exhibit 99.1 to this current report.
Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 29, 2007, our Board of Directors (the “Board”) adopted a resolution approving an increase in the size of the Board from eleven to fifteen directors effective as of the closing of the Tracinda transaction. On February 19, 2008, our Board appointed two nominees designated by Tracinda under the Tracinda Agreement, James J. Murren and Daniel J. Taylor, to serve as directors, effective as of the closing of the Tracinda transaction, until the 2008 annual meeting of stockholders.
     James J. Murren currently serves as the President and Chief Operating Officer of MGM MIRAGE. Mr. Murren has served as President of MGM MIRAGE for more than the past five years and in his capacity as Chief Operating Officer since August 2007. He was the Chief

Financial Officer of MGM MIRAGE from January 1998 to August 2007 and Treasurer of MGM MIRAGE from November 2001 to August 2007. He also currently serves as a Director of MGM MIRAGE, which is listed on the New York Stock Exchange.
     Daniel J. Taylor is currently an executive of Tracinda and has served in that capacity since 2007. He served as President of Metro-Goldwyn-Mayer Inc. (“MGM Studios”) from April 2005 to January 2006 and as Senior Executive Vice President and Chief Financial Officer of MGM Studios from June 1998 to April 2005. He also serves as a Director of MGM MIRAGE.
     No additional nominees have been proposed by Tracinda and neither Mr. Murren nor Mr. Taylor has yet been appointed to any of our Board committees, but under the terms of the Tracinda Agreement, Tracinda is entitled, at all times that it beneficially owns not less than ten percent of our outstanding common stock, to designate a number of nominees for election to serve on our Board of Directors and each of its committees that is equal to Tracinda’s pro rata share of stock ownership in our Company multiplied by the number of directors on our Board or committee, as the case may be, with any fractional number being rounded to the nearest whole number. However, during the twelve months following the Tracinda investment, Tracinda’s nominees may not constitute greater than the initial number of directors to which Tracinda is entitled to designate as a result of the purchase of the shares under the Tracinda Agreement.
Item 9.01     Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
No.	Description
99.1	Delta Petroleum Corporation Press Release, dated February 20, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: February 22, 2008

Delta Petroleum Corporation
By:	/s/ Stanley F. Freedman
Stanley F. Freedman
Executive Vice President and Secretary

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Delta Petroleum Corporation Press Release, dated February 20, 2008.